Exhibit 99.1

NEOSE TECHNOLOGIES, INC.

102 Witmer Road, Horsham, PA 19044 215.315-9000 fax:215.315-9100

email: info@neose.com www.neose.com

Neose to Develop Improved G-CSF

Horsham, PA, October 21, 2003 — Neose Technologies, Inc. (NasdaqNM: NTEC) announced today that it plans to develop an improved, GlycoPEGylated version of granulocyte colony stimulating factor (G-CSF) expressed in E. coli as its second proprietary protein candidate. G-CSF is a protein used for the treatment of neutropenia, a serious decrease in the production of infection-fighting white blood cells. Neutropenia is a common side effect of chemotherapy and other cancer treatments.

“We believe that working with G-CSF will enable us to further demonstrate the applicability of GlycoPEGylation to the development of next generation proteins,” said C. Boyd Clarke, Neose President, Chief Executive Officer and Chairman. “We will be utilizing an important new application of our technology that allows us to GlycoPEGylate proteins produced in bacterial expression systems. Similar to our EPO program, developing our own G-CSF allows us to pursue one of the most commercially attractive therapeutic segments of the biologics industry.”

Neose will present proof of concept data for its improved G-CSF at the Rodman & Renshaw Techvest Healthcare Conference today at 3:20 p.m. at the Boston Marriott Long Wharf. The presentation will be accessible to the public via webcast at the following link:

http://www.rodmanandrenshaw.com/rodman.asp?link=usschedule&bgcolor=wht

The webcast can also be accessed from the Investor Relations/Audio Archives page of the Company’s website, www.neose.com.

Neose is a biopharmaceutical company focused on the improvement of protein therapeutics through the application of its proprietary technologies. By applying its GlycoAdvance™ and GlycoPEGylation™ technologies, Neose is developing proprietary protein drugs that are improved versions of currently marketed therapeutics with proven efficacy. These second generation proteins are expected to offer significant advantages, including less frequent dosing and improved safety and efficacy. In addition to developing its own products or co-developing products with others, Neose is entering into strategic partnerships for the inclusion of its

Neose Technologies, Inc.

technologies into products being developed by other biotechnology and pharmaceutical companies.

CONTACTS:

Neose Technologies, Inc.

Robert I. Kriebel

Sr. Vice President and Chief Financial Officer

Barbara Krauter

Manager, Investor Relations

(215) 315-9000

For more information, please visit www.neose.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2002, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.

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